                                                                     EXHIBIT 5.1

                          [DORSEY & WHITNEY LETTERHEAD]

Vascular Solutions, Inc.
2405 Xenium Lane North, Suite 200
Minneapolis, Minnesota 55441

     Re: Vascular Solutions, Inc.
         Registration Statement on Form S-1

Ladies and Gentlemen:

     We have acted as counsel to Vascular Solutions, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement") relating to the issuance and sale by the Company of up to 3,076,250 shares of common stock, $.01 par value per share (including 401,250 shares to be subject to the Underwriters' over-allotment option) (the "Common Stock"). The Common Stock will be issued pursuant to an Underwriting Agreement to be entered into among the Company and William Blair & Company, L.L.C., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and Stephens Inc., as representatives of the several underwriters named therein (the "Underwriters").

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Common Stock will be sold for a price per share not less than the par value per share of the Common Stock, will be priced by the Pricing Committee established by the authorizing resolutions adopted by the Company's Board of Directors in accordance with such resolutions and will be issued and sold as described in the Registration Statement.

Vascular Solutions, Inc.
September 3, 1999
Page 2

     Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Dated: September 3, 1999

                                        Very truly yours,

                                        /s/ DORSEY & WHITNEY LLP

TSH